UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (date of earliest event reported): May 20, 2025

reAlpha Tech Corp.

(Exact name of registrant as specified in its charter)

Delaware	001-41839	86-3425507
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

6515 Longshore Loop, Suite 100, Dublin, OH 43017

(Address of principal executive offices and zip code)

(707) 732-5742

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	AIRE	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On May 20, 2025, reAlpha Tech Corp. (the “Company”) received a letter (the “Notice”) from the Listing Qualifications Staff (the “Staff”) of The Nasdaq Stock Market LLC (“Nasdaq”) notifying the Company that, based upon the closing bid price of the Company’s common stock for the last 30 consecutive business days beginning on April 7, 2025, and ending on May 19, 2025, the Company no longer meets the requirement to maintain a minimum bid price of $1 per share, as set forth in Nasdaq Listing Rule 5550(a)(2) (the “Minimum Bid Price Requirement”).

In accordance with Nasdaq Listing Rule 5810(c)(3)(A), the Company has been provided a period of 180 calendar days, or until November 17, 2025, in which to regain compliance. In order to regain compliance with the Minimum Bid Price Requirement, the closing bid price of the Company’s common stock must be at least $1 per share for 10 consecutive business days during this 180 day period, unless the Staff exercises its discretion to extend such 10 consecutive business day period. In the event that the Company does not regain compliance within this 180 day period, the Company may be eligible to seek an additional compliance period of 180 calendar days if it meets the continued listing requirement for market value of publicly held shares and all other initial listing standards for Nasdaq, with the exception of the Minimum Bid Price Requirement, and provides written notice to Nasdaq of its intent to cure the deficiency during the additional compliance period by effecting a reverse stock split, if necessary. However, if the Company is not eligible for the additional compliance period, or if it appears to the Staff that the Company will not be able to cure the deficiency, the Staff will provide written notice to the Company that its common stock will be subject to delisting. At that time, the Company may appeal the Staff’s delisting determination to a Nasdaq Hearing Panel.

The Notice does not result in the immediate delisting of the Company’s common stock from Nasdaq. The Company intends to monitor the closing bid price of the Company’s common stock and consider its available options in the event that the closing bid price of the Company’s common stock remains below $1 per share. There can be no assurance that the Company will be able to regain compliance with the Minimum Bid Price Requirement or maintain compliance with the other Nasdaq listing requirements.

Item 7.01 Regulation FD Disclosure.

Disclosure Channels

The Company uses, and will continue to use, its investor relations website (ir.realpha.com), press releases, Securities and Exchange Commission (“SEC”) filings and public conference calls and webcasts to announce material financial and operational information to the Company’s investors. The Company also intends to use certain social media accounts as additional means of disclosing information about the Company, its services and industry trends to comply with its disclosure obligations under Regulation FD, including (i) its X (formerly Twitter) account (x.com/reAlpha) and LinkedIn account (linkedin.com/company/realpha-homes); (ii) the X (x.com/giridevanur) and LinkedIn (linkedin.com/in/giridevanur) accounts of Giri Devanur, the Company’s Chief Executive Officer; (iii) the LinkedIn account (linkedin.com/in/mike-logozzo) of Michael J. Logozzo, the Company’s Chief Operating Officer and President; and (iv) the X (x.com/piyush_phadke) and LinkedIn (linkedin.com/in/piyush-phadke-2055a5) accounts of Piyush Phadke, the Company’s Chief Financial Officer. The X and LinkedIn accounts of Mr. Devanur, Mr. Logozzo and Mr. Phadke are also used as a means for personal communications and observations. The information the Company posts through these social media accounts may be deemed material. Accordingly, investors should monitor these social media accounts in addition to following the Company’s press releases, SEC filings and public conference calls and webcasts. The social media accounts that the Company intends to use as a means of disclosing the information described above may be updated from time to time, as listed on its investor relations website.

The information in this Item 7.01 is deemed to be “furnished” and shall not be deemed to be “filed” for purposes of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), nor shall they be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act. The information set forth in this Item 7.01 shall not be deemed an admission as to the materiality of any information in this Current Report on Form 8-K that is required to be disclosed solely to satisfy the requirements of Regulation FD.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 23, 2025	reAlpha Tech Corp.

	By:	/s/ Giri Devanur
Giri Devanur
Chief Executive Officer

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